RESOLUTIONS OF
                           THE BOARD OF DIRECTORS
                              OF CORVALLIS, INC.


      The undersigned, constituting the duly elected members of the Board of Directors of Corvallis, Inc. a Nevada corporation (the "Corporation"), hereby adopt the following resolutions by written consent as authorized pursuant to
Section 78.315 of the Nevada Revised Statutes:

      Whereas the Board of Directors of the Corporation desires to increase the authorized number of members that may serve on the Board of Directors of the of the Corporation;

     NOW THEREFORE, BE IT

          RESOLVED, that the Board of Directors of the Corporation hereby approve to increase the authorized number of members that may serve on the Board of Directors of the Corporation and that Section 3.2 of the Corporation's Bylaws shall be deleted in its entirety and substitute in its place the following:

                 3.2 Number, Tenure and Qualification of Directions. The authorized number of directors shall be up to seven (7); provided, however, that if the corporation has less than seven shareholders entitled to vote for the election of directors, the board of directors may consist of a number of individuals equal to or greater than the number of those shareholders.
          The current number of directors shall be within the limit specified above, as determined (or as amended from time to time) by a resolution adopted by either the shareholders or the directors. Each director shall hold office until the next annual meeting of shareholders or until the director's earlier death, resignation, or removal. However, if his term expires, he shall continue to serve until his successor shall have been elected and qualified, or until there is a decrease in the number of directors. Directors do not need to be residents of Nevada or shareholders of the corporation.

          FURTHER RESOLVED, that the Secretary is directed to cause this resolution to be inserted in the minute book immediately following the Corporation's Bylaws; and

          FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to do all other acts and to execute and deliver all documents as may be required, necessary or appropriate in the opinion of legal counsel, to carry out the intent of these resolutions.

         DATED this 20th day of October, 2000.



                                       /s/ Whitney O. Cluff
                                      _________________________________
                                           WHITNEY O. CLUFF


                                       /s/ John G. Papanikolas
                                      _________________________________
                                           JOHN G. PAPANIKOLAS